Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John Anderson	Marilynn Meek
Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Albany, NY, August 21, 2014 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended August 2, 2014. For the second quarter of 2014, the Company reported a net loss of $5.1 million, or a loss of $0.16 per diluted share, compared to a net loss of $2.5 million, or a loss of $0.08 per diluted share, for the same period last year.

Comparable store sales for the quarter were down 3.4% compared to the same quarter last year. Total sales for the quarter decreased 11.0% to $71.9 million compared to $80.8 million in 2013. During the quarter, the Company operated an average of 328 stores compared to 353 last year, a 7.1% decline in store count which resulted in an 8.8% decline in total square footage in operation. During the quarter the Company opened or relocated 4 stores and closed 10 stores.

Gross profit for the quarter was $28.0 million, or 39.0% of sales, as compared to $32.0 million, or 39.6% of sales for the same period last year. The decrease in gross profit as a percentage of sales was due to distribution and freight expenses.

Selling, general and administrative (“SG&A”) expenses decreased 4.2% for the quarter to $31.8 million compared to $33.2 million for the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation. As a percentage of sales, SG&A expenses were 44.2% versus 41.1% for the same period last year. The increase in SG&A as a percentage of sales is primarily due to fixed expenses on the sales decline.

For the twenty-six weeks ended August 2, 2014, total sales decreased 8.9% to $159.1 million, compared to $174.7 million for the same period in 2013. Comparable store sales for the twenty-six weeks ended August 2, 2014 decreased 1.4% compared to the same period last year. Net loss for the twenty-six week period was $5.5 million, or a loss of $0.17 per diluted share, compared to a net loss of $0.9 million, or $0.03 per diluted share, for the same period last year.

Gross profit for the twenty-six weeks ended August 2, 2014 was $60.8 million, or 38.2% of sales, compared to $67.8 million, or 38.8%, of sales for the same period last year.

For the twenty-six weeks ended August 2, 2014, SG&A expenses decreased 3.6% to $63.6 million compared to $66.0 million in the comparable period last year. As a percentage of sales, SG&A expenses were 40.0% versus 37.8% for the same period last year.

Cash on hand at the end of the quarter was $82.4 million, compared to $95.3 million at the end of the second quarter last year. Inventory was $134.6 million at the end of the quarter versus $151.5 million at the end of the second quarter last year, a decline of 11.1%.

“Despite the challenging results for the quarter, we are approaching the second half optimistically as we completed many of our merchandising initiatives which resulted in improved results in July. The Company continues to improve its cash flow from operations through disciplined inventory management and the Company has returned over $20 million to our shareholders over the last 12 months, including the payment of a $16 million special dividend in the first half this year,” said Robert J. Higgins, Chairman and Chief Executive Officer.

“I’m also pleased to announce that last week we opened our new entertainment concept store in Woodbridge, New Jersey. We are excited by the concept which offers a much broader assortment of non-media product in a visually exciting layout and continues our transformation to a complete entertainment destination,” Mr. Higgins concluded.

During the second quarter the Company repurchased approximately 318,000 shares of common stock at an average price of $3.42 per share, for an aggregate purchase price of approximately $1.1 million. Since the inception of the program, the Company has repurchased approximately 1.1 million shares of common stock at an average price of $4.03 per share, for an aggregate purchase price of approximately $4.5 million. The Company has approximately $17.5 million available for purchase under its repurchase program.

Trans World will host a teleconference call today, Thursday, August 21, 2014, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including music, video, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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2

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 2 2014	% to Sales	August 3 2013	% to Sales	August 2 2014	% to Sales	August 3 2013	% to Sales

Net sales	$71,908		$80,768		$159,124		$174,702

Cost of sales	43,861	61.0%	48,754	60.4%	98,300	61.8%	106,899	61.2%
Gross profit	28,047	39.0%	32,014	39.6%	60,824	38.2%	67,803	38.8%

Selling, general and administrative expenses	31,762	44.2%	33,157	41.1%	63,612	40.0%	65,992	37.8%

Depreciation and amortization	858	1.1%	861	1.0%	1,640	1.0%	1,685	1.0%
Income (loss) from operations	(4,573)	-6.3%	(2,004)	-2.5%	(4,428)	-2.8%	126	0.1%

Interest expense, net	476	0.7%	487	0.6%	960	0.6%	970	0.6%
Income (loss) before income taxes	(5,049)	-7.0%	(2,491)	-3.1%	(5,388)	-3.4%	(844)	-0.5%
Income tax expense	47	0.1%	48	0.0%	94	0.1%	96	0.1%

Net income (loss)	$(5,096)	-7.1%	$(2,539)	-3.1%	$(5,482)	-3.5%	$(940)	-0.6%

Basic income (loss) per common share:
Basic income (loss) per share	$(0.16)		$(0.08)		$(0.17)		$(0.03)
Weighted average number of common shares outstanding - basic	31,831		33,147		31,961		32,717

Diluted income (loss) per common share:

Diluted income (loss) per share	$(0.16)		$(0.08)		$(0.17)		$(0.03)

Weighted average number of common shares outstanding - diluted	31,831		33,147		31,961		32,717

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)					August 2 2014		August 3 2013

Cash and cash equivalents					$82,401		$95,252
Merchandise inventory					134,600		151,451
Fixed assets (net)					15,821		11,654
Accounts payable					42,382		50,309
Borrowings under line of credit					—		—
Long-term capital lease, less current portion					351		1,488

Stores in operation, end of period					327		355
Stores in operation, average during the period					328		353